Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely by the Offer to Purchase, dated November 21, 2012, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “ blue sky” or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

DUSA Pharmaceuticals, Inc.

a New Jersey corporation

at

$8.00 Net Per Share

Pursuant to the Offer to Purchase dated November 21, 2012

by

Caraco Acquisition Corporation

a wholly owned subsidiary of

Caraco Pharmaceutical Laboratories, Ltd.

(a subsidiary of Sun Pharmaceutical Industries Limited)

Caraco Acquisition Corporation, a New Jersey corporation (the “Purchaser”) and a wholly owned subsidiary of Caraco Pharmaceutical Laboratories, Ltd., a Michigan corporation (“CPL”) (a subsidiary of Sun Pharmaceutical Industries Limited, a corporation organized under the laws of India (“Sun Pharma”)), is offering to purchase for cash all of the outstanding shares of common stock, no par value per share (the “Shares”), of DUSA Pharmaceuticals, Inc., a New Jersey corporation (“DUSA”), at a purchase price of $8.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 21, 2012 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” which, together with the Offer to Purchase and other related materials constitutes the “Offer”).

Tendering shareholders who are record owners of their Shares and who tender directly to American Stock Transfer and Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker, banker or other nominee should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 19, 2012 (AT THE END OF THE DAY), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 8, 2012 (as it may be amended from time to time, the “Merger Agreement”), by and among Sun Pharma, the Purchaser and DUSA. On November 16, 2012, Sun Pharma assigned the Merger Agreement and all of its rights and obligations therein to CPL.   Notwithstanding such assignment, Sun Pharma remains liable and obligated under the Merger Agreement.

Following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into DUSA (the “Merger”), with DUSA continuing as the surviving corporation in the Merger. At the effective time of the Merger, each Share outstanding immediately prior to the effective time of the Merger (excluding Shares held by DUSA as treasury stock or held by CPL, Sun Pharma or any direct or indirect subsidiary of Sun Pharma) shall be cancelled and converted into the right to receive an amount of cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes. As a result of the Merger, DUSA will cease to be a publicly traded company and will become wholly owned by CPL. The Merger Agreement is more fully described in the Offer to Purchase.  There are no appraisal rights in connection with the Offer or the Merger.

The Offer is conditioned upon, among other things, (a) the absence of a termination of the Merger Agreement in accordance with its terms and (b) the satisfaction of (i) the Minimum Tender Condition (as described below), (ii) the HSR Condition (as described below) and (iii) the Governmental Authority Condition (as described below). The Minimum Tender Condition requires that the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn on or prior to midnight (New York City time) on December 19, 2012 (at the end of the day) (the “Expiration Date,” unless the Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire) shall equal at least a majority of the outstanding Shares on a fully diluted basis as of the Expiration Date.  The HSR Condition requires that any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) relating to the purchase of Shares pursuant to the Offer shall have expired or otherwise been terminated. Under the HSR Act, Sun Pharma will file by November 26, 2012, and DUSA will file, a Premerger Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice in connection with the purchase of Shares in the Offer and the Merger. The Governmental Authority Condition requires that no judgment shall have been issued by a court or by a Governmental Authority, or any law or other legal restraint or prohibition be in effect that would make the acceptance for payment of, or the payment for, some or all of the Shares or the consummation of the Offer or the Merger illegal or otherwise prevent or prohibit the consummation thereof. The Offer also is subject to other conditions as described in the Offer to Purchase.

After careful consideration, DUSA’s board of directors, among other things, has by unanimous vote (i) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the shareholders of DUSA (other than CPL, Sun Pharma and their affiliates) and (iii) recommended that the shareholders of DUSA accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if necessary, vote in favor of the Merger and the Merger Agreement.

The Merger Agreement provides that, subject to the Purchaser’s right to terminate the Merger Agreement,  if any Offer condition shall not have been satisfied or waived, then the Purchaser shall extend the Offer on one or more occasions, in consecutive increments to be determined by the Purchaser of up to ten business days, in each case, in compliance with Rule 14e-1(d) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and if the Offer is required to be extended by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer, then the Offer will be automatically extended for the minimum period required by such rule, regulation, interpretation or position.  However, in no event shall the Purchaser be required to extend the Offer beyond the date that is five business days prior to August 8, 2013 (which we refer to as the “Walk Away Date”) without the prior written consent of DUSA.

Subject to the applicable rules and regulations of the SEC, CPL, a subsidiary of Sun Pharma, and the Purchaser expressly reserve the right to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer; provided, however, that, without the prior written consent of DUSA, neither CPL nor the Purchaser may, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend or waive the Minimum Tender Condition, (iv) except as expressly provided in the Merger Agreement, extend or otherwise change the Expiration Date, (v) change the form of consideration payable in the Offer, (vi) impose additional conditions to the Offer, or (vii) amend, modify or supplement any of the terms of the Offer in a manner adverse to any holder of Shares.  Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC. We may provide for a subsequent offering period if (i) Purchaser has complied with all of the conditions of Rule 14d-11 under the Exchange Act and (ii) such subsequent offering period is permitted by the terms of the Merger Agreement.  If we provide for a subsequent offering period, we may extend it, provided, however, that we are not permitted under U.S. federal securities laws to provide a subsequent offering period of more than 20 business days in the aggregate. As used in this announcement, “business day” shall mean any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

Upon the terms of and subject to the conditions to the Offer, the Purchaser will accept for payment and will promptly (and in any event within three business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms of and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on the Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will the Purchaser pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

In all cases, the Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as described in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 20, 2013, which is the 60th day after the date of the commencement of the Offer. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as described in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

The Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and the Purchaser’s determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

DUSA has provided the Purchaser with DUSA’s shareholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on DUSA’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will generally be a taxable transaction for United States federal income tax purposes if you are a United States Holder (as defined in the Offer to Purchase). See the Offer to Purchase for a more detailed discussion of certain United States federal income tax consequences of the Offer and the Merger. Each holder of Shares should consult with its tax advisor as to the particular tax consequences to such holder of exchanging Shares for cash in the Offer or the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Holders of Shares should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address, telephone numbers and email address set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent. Such copies will be furnished promptly at the Purchaser’s expense. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: DUSA@mackenziepartners.com

November 21, 2012